SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 2)*
Synchronoss Technologies, Inc.
(Name of Issuer)
Common Stock, $0.0001 par value per share
(Title of Class of Securities)
87157B103
(CUSIP Number)
December 31, 2008
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     ☐       Rule 13d-1(b)
     ☑       Rule 13d-1(c)
     ☐       Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	87157B103	13G	Page	2	of	16	Pages

1	NAMES OF REPORTING PERSONS Institutional Venture Partners XI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,748,425 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

3,748,425 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,748,425 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

12.17%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Amendment No. 2 to the statement on Schedule 13G is filed by Institutional Venture Partners XI, L.P. (“IVP XI”), Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”), Institutional Venture Management XI, LLC (“IVM XI”), Institutional Venture Partners XII, L.P. (“IVP XII”), Institutional Venture Management XII, LLC (“IVM XII”), Todd C. Chaffee (“Chaffee”), Reid W. Dennis (“Dennis”), Norman A. Fogelsong (“Fogelsong”), Stephen J. Harrick (“Harrick”), J. Sanford Miller (“Miller“) and Dennis B. Phelps (“Phelps” together with IVP XI, IVP XI KG, IVM XI, IVP XII, IVM XII, Chaffee, Dennis, Fogelsong, Harrick and Miller, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 2,202,410 shares held by IVP XI; 352,590 shares held by IVP XI KG; and 1,193,425 shares held by IVP XII. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. IVM XII serves as the sole general partner of IVP XII, and has voting and investment control over the respective shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 30,795,024 shares of the Common Stock outstanding as of October 31, 2008 in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 10, 2008.

CUSIP No.	87157B103	13G	Page	3	of	16	Pages

1	NAMES OF REPORTING PERSONS Institutional Venture Partners XI GmbH & Co. Beteiligungs KG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,748,425 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

3,748,425 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,748,425 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

12.17% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 2,202,410 shares held by IVP XI; 352,590 shares held by IVP XI KG; and 1,193,425 shares held by IVP XII. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. IVM XII serves as the sole general partner of IVP XII, and has voting and investment control over the respective shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 30,795,024 shares of the Common Stock outstanding as of October 31, 2008 in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 10, 2008.

CUSIP No.	87157B103	13G	Page	4	of	16	Pages

1	NAMES OF REPORTING PERSONS Institutional Venture Management XI, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,748,425 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

3,748,425 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,748,425 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

12.17% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 2,202,410 shares held by IVP XI; 352,590 shares held by IVP XI KG; and 1,193,425 shares held by IVP XII. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. IVM XII serves as the sole general partner of IVP XII, and has voting and investment control over the respective shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 30,795,024 shares of the Common Stock outstanding as of October 31, 2008 in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 10, 2008.

CUSIP No.	87157B103	13G	Page	5	of	16	Pages

1	NAMES OF REPORTING PERSONS Institutional Venture Partners XII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,748,425 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

3,748,425 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,748,425 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

12.17% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 2,202,410 shares held by IVP XI; 352,590 shares held by IVP XI KG; and 1,193,425 shares held by IVP XII. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. IVM XII serves as the sole general partner of IVP XII, and has voting and investment control over the respective shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 30,795,024 shares of the Common Stock outstanding as of October 31, 2008 in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 10, 2008.

CUSIP No.	87157B103	13G	Page	6	of	16	Pages

1	NAMES OF REPORTING PERSONS Institutional Venture Management XII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,748,425 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

3,748,425 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,748,425 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

12.17%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 2,202,410 shares held by IVP XI; 352,590 shares held by IVP XI KG; and 1,193,425 shares held by IVP XII. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. IVM XII serves as the sole general partner of IVP XII, and has voting and investment control over the respective shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 30,795,024 shares of the Common Stock outstanding as of October 31, 2008 in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 10, 2008.

CUSIP No.	87157B103	13G	Page	7	of	16	Pages

1	NAMES OF REPORTING PERSONS Todd C. Chaffee

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,748,425 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

3,748,425 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,748,425 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

12.17%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 2,202,410 shares held by IVP XI; 352,590 shares held by IVP XI KG; and 1,193,425 shares held by IVP XII. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. IVM XII serves as the sole general partner of IVP XII, and has voting and investment control over the respective shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 30,795,024 shares of the Common Stock outstanding as of October 31, 2008 in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 10, 2008.

CUSIP No.	87157B103	13G	Page	8	of	16	Pages

1	NAMES OF REPORTING PERSONS Reid W. Dennis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,555,000 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

2,555,000 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,555,000 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.30% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 2,202,410 shares held by IVP XI; and 352,590 shares held by IVP XI KG. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 30,795,024 shares of the Common Stock outstanding as of October 31, 2008 in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 10, 2008.

CUSIP No.	87157B103	13G	Page	9	of	16	Pages

1	NAMES OF REPORTING PERSONS Norman A. Fogelsong

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,748,425 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

3,748,425 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,748,425 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

12.17%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 2,202,410 shares held by IVP XI; 352,590 shares held by IVP XI KG; and 1,193,425 shares held by IVP XII. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. IVM XII serves as the sole general partner of IVP XII, and has voting and investment control over the respective shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 30,795,024 shares of the Common Stock outstanding as of October 31, 2008 in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 10, 2008.

CUSIP No.	87157B103	13G	Page	10	of	16	Pages

1	NAMES OF REPORTING PERSONS Stephen J. Harrick

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,748,425 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

3,748,425 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,748,425 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

12.17%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 2,202,410 shares held by IVP XI; 352,590 shares held by IVP XI KG; and 1,193,425 shares held by IVP XII. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. IVM XII serves as the sole general partner of IVP XII, and has voting and investment control over the respective shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 30,795,024 shares of the Common Stock outstanding as of October 31, 2008 in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 10, 2008.

CUSIP No.	87157B103	13G	Page	11	of	16	Pages

1	NAMES OF REPORTING PERSONS J. Sanford Miller

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,748,425 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

3,748,425 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,748,425 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

12.17%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 2,202,410 shares held by IVP XI; 352,590 shares held by IVP XI KG; and 1,193,425 shares held by IVP XII. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. IVM XII serves as the sole general partner of IVP XII, and has voting and investment control over the respective shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 30,795,024 shares of the Common Stock outstanding as of October 31, 2008 in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 10, 2008.

CUSIP No.	87157B103	13G	Page	12	of	16	Pages

1	NAMES OF REPORTING PERSONS Dennis B. Phelps

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,748,425 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

3,748,425 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,748,425 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

12.17%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Amendment No. 2 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 2,202,410 shares held by IVP XI; 352,590 shares held by IVP XI KG; and 1,193,425 shares held by IVP XII. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. IVM XII serves as the sole general partner of IVP XII, and has voting and investment control over the respective shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 30,795,024 shares of the Common Stock outstanding as of October 31, 2008 in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 10, 2008.

Item 1(a).Name of Issuer
Item 1(b).Address of Issuer’s Principal Executive Offices
Item 2(a).Name of Person Filing
Item 2(b).Address of Principal Business Office or, if none, Residence
Item 2(c).Citizenship
Item 2(d).Title of Class of Securities
Item 2(e).CUSIP Number
Item 3.Not applicable
Item 4. Ownership
Item 5. Ownership of 5 Percent or Less of a Class
Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Item 8. Identification and Classification of Members of the Group
Item 9. Notice of Dissolution of a Group
Item 10. Certification
SIGNATURES

Item 1(a). Name of Issuer:
        Synchronoss Technologies, Inc.
Item 1(b). Address of Issuer’s Principal Executive Offices:
750 Route 202 South, Suite 600
Bridgewater, New Jersey 08807
Item 2(a). Name of Person Filing:
Institutional Venture Partners XI, L.P. (“IVP XI”)
Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”)
Institutional Venture Management XI, LLC (“IVM XI”)
Institutional Venture Partners XII, L.P. (“IVP XII”)
Institutional Venture Management XII, LLC (“IVM XII”)
Todd C. Chaffee (“Chaffee”)
Reid W. Dennis (“Dennis”)
Norman A. Fogelsong (“Fogelsong”)
Stephen J. Harrick (“Harrick”)
J. Sanford Miller (“Miller”)
Dennis B. Phelps (“Phelps”)
Item 2(b). Address of Principal Business Office or, if none, Residence:
Institutional Venture Partners
3000 Sand Hill Road, Building 2, Suite 250
Menlo Park, California 94025
Item 2(c). Citizenship:

IVP XI IVP XI KG IVM XI IVP XII IVM XII Chaffee Dennis Fogelsong Harrick Miller Phelps	Delaware, United States of America
Germany
Delaware, United States of America
Delaware, United States of America
Delaware, United States of America
United States of America
United States of America
United States of America
United States of America
United States of America
United States of America
Item 2(d). Title of Class of Securities:
        Common Stock
Item 2(e). CUSIP Number:
        87157B103
Item 3. Not applicable.

Page 13 of 16 Pages

Item 4. Ownership. The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this Amendment No. 2 to the statement on Schedule 13G is provided as of December 31, 2008:

	Shares	Sole	Shared	Sole	Shared
	Held	Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage
Reporting Persons	Directly	Power	Power(1)	Power	Power (1)	Ownership (1)	of Class(2)
IVP XI	2,202,410	0	3,748,425	0	3,748,425	3,748,425	12.17%

IVP XI KG	352,590	0	3,748,425	0	3,748,425	3,748,425	12.17%

IVM XI	0	0	3,748,425	0	3,748,425	3,748,425	12.17%

IVP XII	1,193,425	0	3,748,425	0	3,748,425	3,748,425	12.17%

IVM XII	0	0	3,748,425	0	3,748,425	3,748,425	12.17%

Chaffee	0	0	3,748,425	0	3,748,425	3,748,425	12.17%

Dennis	0	0	2,555,000	0	2,555,000	2,555,000	8.30%

Fogelsong	0	0	3,748,425	0	3,748,425	3,748,425	12.17%

Harrick	0	0	3,748,425	0	3,748,425	3,748,425	12.17%

Miller	0	0	3,748,425	0	3,748,425	3,748,425	12.17%

Phelps	0	0	3,748,425	0	3,748,425	3,748,425	12.17%

(1)	IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. IVM XII serves as the sole general partner of IVP XII, and has voting and investment control over the respective shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.

(2)	This percentage is calculated based upon 30,795,024 shares of the Common Stock outstanding as of October 31, 2008 in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 10, 2008.
Item 5. Ownership of 5 Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.
Item 6. Ownership of More than 5 Percent on Behalf of Another Person
     Not applicable.
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
     Not applicable.

Page 14 of 16 Pages

Item 8. Identification and Classification of Members of the Group
     Not applicable.
Item 9. Notice of Dissolution of a Group
     Not applicable.
Item 10. Certification
               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 15 of 16 Pages

SIGNATURES
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 2, 2009

INSTITUTIONAL VENTURE PARTNERS XI, L.P.

By: Institutional Venture Management XI, LLC
Its: General Partner

By:	/s/ Norman A. Fogelsong

Norman A. Fogelsong, Managing Director

INSTITUTIONAL VENTURE PARTNERS XI GmbH & CO. BETEILIGUNGS KG

By: Institutional Venture Management XI, LLC
Its: Managing Limited Partner

By:	/s/ Norman A. Fogelsong

Norman A. Fogelsong, Managing Director

INSTITUTIONAL VENTURE MANAGEMENT XI, LLC

By:	/s/ Norman A. Fogelsong

Norman A. Fogelsong, Managing Director

INSTITUTIONAL VENTURE PARTNERS XII, L.P.

By: Institutional Venture Management XII, LLC
Its: General Partner

By:	/s/ Norman A. Fogelsong

Norman A. Fogelsong, Managing Director

INSTITUTIONAL VENTURE MANAGEMENT XII, LLC

By:	/s/ Norman A. Fogelsong

Norman A. Fogelsong, Managing Director

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Todd C. Chaffee

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Reid W. Dennis

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Norman A. Fogelsong

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Stephen J. Harrick

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for J. Sanford Miller

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Dennis B. Phelps

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Page 16 of 16 Pages